Form: Stock Award - Director

QUALITY SYSTEMS, INC.
RESTRICTED STOCK AWARD
GRANT NOTICE
2015 Equity Incentive Plan
Quality Systems, Inc. (the “Company”), pursuant to its 2015 Equity Incentive Plan (the “Plan”), hereby grants to Participant the right to receive the number of shares of the Company’s Common Stock set forth below (“Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety. Defined terms not explicitly defined in this Grant Notice but defined in the Plan shall have the same definitions as in the Plan.
Participant:                _________________
Date of Grant:                _________________
Vesting Commencement Date:        _________________
Number of Shares Subject to Award:    _________________
Fair Market Value Per Share:        $________________
Vesting Schedule: Subject to Participant’s Continuous Service on each vesting date, 1/2 of the shares subject to the Award shall vest on each of the first two anniversaries of the Vesting Commencement Date.
Additional Terms/Acknowledgments: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Award Agreement and the Plan. Participant further acknowledges that this Grant Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of Common Stock in the Company and supersede all prior oral and written agreements on that subject with the exception of awards previously granted and delivered to Participant under the Plan.

QUALITY SYSTEMS, INC.	PARTICIPANT:
By: _____________________________________ [NAME, TITLE]	By: _____________________________________ [NAME]
Date: ____________________________________

ATTACHMENTS:

Attachment I:	Restricted Stock Award Agreement

Attachment II:	2015 Equity Incentive Plan

ATTACHMENT I
RESTRICTED STOCK AWARD AGREEMENT

QUALITY SYSTEMS, INC.
2015 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (collectively, the “Award”) and in consideration of your service on the Board of Directors of Quality Systems, Inc. (the “Company”), the Company has awarded you a restricted stock award under its 2015 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award indicated in the Grant Notice. Except where indicated otherwise, defined terms not explicitly defined in this Restricted Stock Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Award are as follows:
1.VESTING. Subject to the limitations contained herein and the potential vesting acceleration provisions set forth in Section 9 herein, your Award shall vest as provided in your Grant Notice, and any portion of your Award that does not vest due to either the termination of your Continuous Service shall be canceled and reacquired by the Company for no consideration. “Vested Shares” shall mean shares that have vested in accordance with the Vesting Schedule, and “Unvested Shares” shall mean shares that have not vested in accordance with the Vesting Schedule. The shares subject to your Award will be held by the Company in book entry position on the records of the Company until your interest in such shares vests. As each portion of your interest in the shares vests, the Company shall issue to you appropriate evidence representing such Vested Shares, either in the form of one or more stock certificates or as uncertificated shares in electronic form, or in any combination of the foregoing.
2.NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in Section 9(a) of the Plan.
3.PAYMENT. This Award was granted in consideration of your services to the Company and its Affiliates or in consideration of other legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
4.SECURITIES LAW COMPLIANCE. You will not be issued any shares of Common Stock under your Award unless either (a) such shares are then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.TRANSFER RESTRICTIONS. Prior to the time that they have vested, you may not transfer, pledge, sell or otherwise dispose of the shares of Common Stock subject to the Award. For example, you may not use shares subject to the Award that have not vested as security for a loan. This restriction on the transfer of shares will lapse with respect to Vested Shares when such shares vest. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to receive Vested Shares as of the date of your death.
6.TERMINATION OF CONTINUOUS SERVICE. Except as subject to Section 1 hereof, in the event your Continuous Service terminates all Unvested Shares subject to your Award shall immediately be cancelled and reacquired for no consideration. Except as subject to Section 1 hereof, you will accrue no additional vesting of your Award following your termination of Continuous Service.
7.RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company as applicable.
8.RIGHTS AS A STOCKHOLDER. You shall exercise all rights and privileges of a stockholder of the Company with respect to the shares subject to your Award. You shall be deemed to be the holder of the shares for purposes of receiving dividends which may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested.
9.DEPARTURE FROM THE BOARD. In the event of a meeting of the Company’s shareholders, immediately following which you are no longer a member of the Company’s Board because you have not been nominated for re-election or have not been re-elected by the Company’s shareholders, the vesting of your Award will be accelerated in full; provided, however, that if your failure to be nominated or re-elected for service on the Board is a result of, in whole or in part, your misconduct or failure to fulfill your responsibilities or fiduciary duties as a director, which shall be determined by the Board in its sole discretion, the foregoing accelerated vesting shall not apply.
10.TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company)

shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
11.NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:
Company:        Quality Systems, Inc.
Attn: General Counsel
18111 Von Karman, Suite 700
Irvine, California 92612
Participant:        Your address as on file with the Company at the time notice is    given
12.MISCELLANEOUS.
(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and the Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
13.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
14.CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of law rules.
15.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
16.AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

ATTACHMENT II
2015 EQUITY INCENTIVE PLAN